Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BOISE INC.
A Delaware Corporation

Adopted in accordance with the provisions
of §242 and §245 of the General Corporation Law
of the State of Delaware

ARTICLE ONE
NAME

The name of the Corporation is Boise Inc.

ARTICLE TWO
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent is The Corporation Trust Company.

ARTICLE THREE
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the “DGCL”).

ARTICLE FOUR
CAPITAL STOCK

Section 1.          Authorized Shares.   The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 251,000,000 shares, of which:

(i)   250,000,000 shares, par value $0.0001 per share, shall be shares of common stock (the “Common Stock”); and

(ii)  1,000,000 shares, par value $0.0001 per share, shall be shares of initially undesignated preferred stock (the “Preferred Stock”).

Section 2.          Preferred Stock.    The Board of Directors of the Corporation (the “Board”) is authorized, subject to limitations prescribed by law or any exchange on which the Corporation’s securities may then be listed, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof.

Section 3.          Common Stock.    Except as (i) otherwise required by law or (ii) expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(a)          Dividends.    Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

(b)         Voting Rights.    At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificates of designation relating to any series of Preferred Stock).

(c)          Liquidation Rights.    Subject to the provisions of the Preferred Stock, in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the assets available for distribution to holders of Common Stock shall be distributed to holders of Common Stock, ratably among such holders (in the proportion that the number of shares of Common Stock held by each such holder immediately prior to the such liquidation, dissolution or winding up of the Corporation bears to the aggregate number of shares of such Common Stock outstanding immediately prior to such transaction).

(d)         Preemptive Rights.    Except as may be set forth in a written agreement to which such holder is party with the Corporation, no holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

ARTICLE FIVE
INCORPORATOR

The name and address of the sole incorporator of the Corporation is as follows:

Name: Jeffrey M. Gallant	Address: Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

ARTICLE SIX
BOARD OF DIRECTORS

Section 1.          Number of Directors.    Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances and subject to the terms of the Investor Rights Agreement, the number of directors which shall constitute the Board of Directors shall initially be nine (9) members and thereafter shall be established from time to time by resolution of the Board. When used herein, the “Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of February 22, 2008, by and among the Corporation and certain of its stockholders, as the same may be amended, modified, supplemented or waived from time to time. A copy of such Investor Rights Agreement shall be made available to any stockholder upon request.

Section 2.          Election and Term of Office.    The directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office only in this manner, except as expressly provided in Sections 2, 3 and 4 of this Article Six. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, disqualification, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 3.          Classes of Directors.    The directors on the Board shall be divided into three classes, designated Class I, Class II and Class III. The Board is hereby authorized to assign members of the Board already in office to such classes at the time such classification becomes effective by resolution of the Board. The term of the initial Class I directors shall terminate on the date of the 2009 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2010 annual meeting; and the term of the initial Class III directors shall termination on the date of the 2011 annual meeting. At each succeeding annual meeting of the stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the term of any director that, in accordance with this Certificate of Incorporation or the Bylaws of the Corporation, ceases to be qualified to serve as a director of the Corporation shall automatically terminate as of the time such director ceases to be qualified.

Section 4.          Removal of Directors; Vacancies.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, (a) as long as the holders of Boise Registrable Securities (as such term is defined in the Investor Rights Agreement) own capital stock of the Corporation that possesses 25% or more of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), any director may be removed at any time for any reason upon the election of holders a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors, and (b) from and after the date that the holders of Boise Registrable Securities (as such term is defined in the Investor Rights Agreement) own capital stock of the Corporation that possesses less than 25% of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of Common Stock entitled to vote at an election of directors, voting together as a single class. Vacancies and newly created directorships resulting from any increase in the authorized number of directors and vacancies created from the death, disqualification, resignation or removal of any director shall be filled by directors possessing a majority of the voting power of all directors.

Section 5.          Rights of Holders of Preferred Stock.    Notwithstanding the provisions of this Article Six, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6.          Bylaws.    The Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation in accordance with the terms of the Bylaws. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, the Bylaws of the Corporation shall not be altered or amended by the stockholders without the affirmative vote of (a) as long as the holders of Boise Registrable Securities (as such term is defined in the Investor Rights Agreement) own 25% or more of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), the holders of a majority of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors and (b) from and after the date that the holders of Boise Registrable Securities (as such term is defined in the Investor Rights Agreement) own less than 25% of the capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), the holders of 662/3% of the voting power of all capital stock of the

Corporation entitled to vote generally in the election of directors (voting together as a single class).

ARTICLE SEVEN
DEFINITIONS

For purposes of this Certificate of Incorporation (as amended), the following terms shall have the meanings ascribed below:

“Bylaws” means the Corporation’s Bylaws (as amended or amended and restated from time to time).

“Certificate of Incorporation” means this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (as amended or amended and restated from time to time).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Corporation.

ARTICLE EIGHT
LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE
INDEMNIFICATION

Section 1.          Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this Article Nine (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. Notwithstanding anything in this Article Nine to the contrary, in no event shall the Corporation have any obligation to indemnify a director or officer of the Corporation for any proceeding initiated by such person seeking indemnification unless such proceeding either (i) is a proceeding to enforce such director’s or officer’s rights under this Article Nine or (ii) was authorized by the Board.

Section 2.          Advancement of Expenses.    Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article Nine. The majority of the

Disinterested Directors or a committee thereof may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

Section 3.          Procedure for Indemnification.    Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under this Article Nine shall be made promptly, and in any event within 30 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article Nine). The right to indemnification or advances as granted by this Article Nine shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article Nine where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, the Corporation’s independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including the Board, the Corporation’s independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4.          Other Rights; Continuation of Right to Indemnification.    The indemnification and advancement of expenses provided by this Article Nine shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article Nine shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article Nine is in effect. Any repeal or modification of this Article Nine or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article Nine, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article Nine, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

Section 5.          Insurance.    The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 6.          Reliance.    Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Nine in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article Nine shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7.          Savings Clause.    If this Article Nine or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article Nine as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Nine to the full extent permitted by any applicable portion of this Article Nine that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE TEN
ACTION BY WRITTEN CONSENT;
SPECIAL MEETINGS OF STOCKHOLDERS

The stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of directors holding a majority of the voting power of all directors then in office; provided that, as long as the holders of Boise Registrable Securities (as such term is defined in the Investor Rights Agreement) own capital stock of the corporation possessing 25% or more of the capital stock of the corporation entitled to vote generally in the election of directors (voting together as a single class), a special meeting shall be called by the president upon the written request of holders of shares entitled to cast not less than twenty-five (25) percent of the votes at the meeting. Notwithstanding the foregoing, the provisions of the first sentence of this Article Ten shall not apply at any time when the Corporation’s Common Stock is not registered under Section 12 of the Securities Exchange Act of 1934, as amended, or when the holders of Boise Registrable Securities (as such term is defined in the Investor Rights Agreement) beneficially own, capital stock of the Corporation that possesses 25% or more of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class).

ARTICLE ELEVEN
CORPORATE OPPORTUNITIES

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries. No amendment or repeal of this Article Eleven shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE TWELVE
SECTION 203

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE THIRTEEN
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of (i) at least two-thirds (662/3%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with Article Six, Article Seven, Article Eight, Article Nine, Article Ten, Article Eleven, Article Twelve or this Article Thirteen of this Certificate of Incorporation (whether effected by amendment, waiver, repeal, merger, consolidation or otherwise) or (ii) at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with any other provision of this Certificate of Incorporation (whether effected by amendment, waiver, repeal, merger, consolidation or otherwise).